Exhibit 5.1

Gibson, Dunn & Crutcher LLP 2029 Century Park E #4000 Los Angeles, CA 90067-3026 Tel 310.552.8500 gibsondunn.com

March 24, 2025
Neurogene Inc.
535 W 24th Street, 5th Floor New York, New York 10011

Re:	Neurogene Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Neurogene Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 1,242,736 shares (the “Shares”) of the Company’s common stock, par value $0.000001 per share (the “Common Stock”). 500,000 of the Shares subject to the Registration Statement are reserved for issuance under the Neurogene Inc. 2025 Inducement Plan (the “Inducement Plan”), 594,189 of the Shares subject to the Registration Statement are reserved for issuance under the Neurogene Inc. 2023 Equity Incentive Plan (the “2023 Plan”), and 148,547 of the Shares subject to the Registration Statement are reserved for issuance under the Neurogene Inc. 2023 Employee Stock Purchase Plan (the “ESPP” and, together with the Inducement Plan and the 2023 Plan, the “Plans”).
We have examined the Plans and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.
Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock issuable under the Plans, when issued and sold in accordance with the terms of the Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts. We express no opinion regarding any state securities laws or regulations.

Gibson, Dunn & Crutcher LLP 2029 Century Park East Suite 4000 | Los Angeles, CA 90067-3026 | T: 310.552.8500 | F: 310.551.8741 | gibsondunn.com

March 24, 2025 Page 2

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP